Exhibit 99.1

[ACLARA BIOSCIENCES LOGO]

For Immediate Release

Contact: Alfred Merriweather

VP, Finance and CFO

650.210.1200

invrel@aclara.com

ACLARA ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

Progress in eTag™ Commercialization and Cost Reduction Programs;

Strong customer interest in oncology applications

MOUNTAIN VIEW, Calif.—July 30, 2003—ACLARA BioSciences (Nasdaq: ACLA), today reported financial results for the three months ended June 30, 2003.

Second Quarter 2003 Financial Results

Revenue for the three months ended June 30, 2003 was $405,000, compared to revenue for the three months ended June 30, 2002 of $673,000. Prior year revenue reflects revenue from discontinued microfluidics-related sources. Revenue in the second quarter of 2003 more than doubled sequentially from the $179,000 of revenue reported for the first quarter of 2003. Revenue for the six months ended June 30, 2003 was $584,000, compared to $1.3 million in the first half of 2002.

Total operating expenses for the three months ended June 30, 2003 were $6.0 million, a decrease of $5.6 million, or almost 50%, compared to $11.6 million in the prior year period. Approximately $3.8 million of the $5.6 million reduction in expenses was due to cost reductions related to the elimination of microfluidics programs and headcount, the streamlining of the Company’s organization and the refocusing of the Company on the eTag™ Assay System. The remaining $1.8 million of the reduction was due to the elimination of litigation settlement expenses in the three months ended June 30, 2003, compared to those incurred in the same period last year. In comparison to the first quarter of 2003, expenses in the second quarter of 2003 were lower by $873,000. Included in expenses for the quarter ended June 30, 2003 was a charge of $440,000 for severance costs related to the reduction in headcount implemented in the quarter.

The net loss for the three months ended June 30, 2003 was $5.1 million, or a loss of $0.14 per share, compared to a net loss of $9.9 million, or a loss of $0.27 per share, for the three months ended June 30, 2002.

Total cash resources, comprising cash, short-term and long-term investments, were $97 million at June 30, 2003. The reduction in these cash resources during the quarter ended June 30, 2003 was $4.5 million.

Business Progress

“During the second quarter of 2003, we experienced growing customer interest in the application of eTag assays to the development of individualized medicines for the effective treatment of certain cancers,” stated Thomas G. Klopack, chief executive officer of ACLARA. “Through innovative eTag assay applications, such as identification of receptor activation and downstream signaling pathways, we have demonstrated initial technical success in improving the understanding of disease mechanisms, with the potential to enhance clinical research by predicting patient response to drug candidates. Our agreement with Genentech, announced earlier in the quarter, is an example of this exciting application and several other customers are evaluating eTag assays for this kind of application.”

ACLARA recently announced that an access agreement had been signed with GlaxoSmithKline (“GSK”) providing GSK access to ACLARA’s eTag reagents, software and services for research applications. “GSK is one of the world’s leading pharmaceutical companies and we are delighted that they have decided to utilize eTag assays in their research activities,” said Klopack.

“In other areas of the business, we signed an important academic collaboration agreement with Stanford, which grew out of an initial evaluation study. This complements and builds on our previously announced collaboration with USC/Norris Comprehensive Cancer Center. Stanford researchers are establishing a proteomics center to study autoimmune diseases, while the USC research effort is focused on the identification of cancer biomarkers,” continued Klopack.

Also during the quarter, ACLARA signed an antibody supply agreement with Research and Diagnostic Systems, Inc. (“R&D Systems”), a subsidiary of TECHNE Corporation, for the use and resale of R&D Systems’ reagents with ACLARA’s eTag Assay System. Under this non-exclusive agreement, R&D Systems will supply ACLARA with certain reagents, including cytokines and related proteins and antibodies that are being incorporated into the eTag Assay System for protein-based applications.

Outlook

Alfred G. Merriweather, ACLARA’s chief financial officer commented, “Our expenses and cash flow in the second quarter provide strong evidence of the effectiveness of our cost reduction efforts. Our cash use for the quarter was $4.5 million and our operating expenses were less than $6 million, both substantially down from last year and from the first quarter of 2003. Looking forward to the third quarter we expect further improvements in expenses, as the second quarter included $440,000 in severance costs and only a partial impact from our most recent headcount reduction.”

The Company’s expense targets are for ongoing operating expenses (excluding non-cash charges for depreciation, amortization and stock based compensation and excluding a final fixed royalty payment) to be reduced to an annualized rate of approximately $15 million to $16 million (or approximately $20 million to $21 million on a GAAP basis).

Regarding the Company’s revenue trend, Merriweather stated, “The sequential doubling of our revenues from the first to the second quarters of this year is encouraging.”

Conference Call Details

ACLARA will conduct a conference call with the investment community at 5 p.m. Eastern/ 2 p.m. Pacific, today, July 30, 2003 to discuss the second quarter 2003 results, review the Company’s progress and provide more specific guidance. Interested parties may participate in the conference call by calling 888-277-8128 domestic (international dial: 973-582-2729). The call will also be available via live audio broadcast over the Internet on the ACLARA Investor Relations website at www.aclara.com from the Conference Calls link. For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at www.aclara.com or by calling 877-519-4471 (international dial: 973-341-3080) and giving the following pass code: 4072773.

About ACLARA

ACLARA BioSciences, Inc. is developing advanced tools for drug discovery, genomics and proteomics using its proprietary eTag assay chemistries. The Company’s products allow researchers to have decision-critical information for drug development, which previously was difficult or impossible to obtain. The solution-phase eTag Assay System is cost-effective, easy-to-use and flexible, and enables highly accurate and precise analysis of genes and/or proteins from limited biological samples. Importantly, researchers can use their existing instrument platforms to perform eTag analyses. More information on ACLARA can be obtained on the Company’s web site at www.aclara.com.

Forward-Looking Statements

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for ACLARA from those projected. Those factors include risks and uncertainties relating to technological approaches of ACLARA and its competitors, the performance of the Company’s products, product development, manufacturing, market acceptance, development and commercialization efforts, the ability to manage operating expenses, the ability to attract and retain key personnel, successful establishment of and performance under collaborative and commercial agreements, adoption of both its technologies and the systems biology approach by pharmaceutical and biotechnology companies, and other risk factors identified in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission.

Trademarks

ACLARA BioSciences is a registered trademark and eTag and the ACLARA logo are trademarks of ACLARA BioSciences, Inc.

###

~Financial statements to follow~

ACLARA BIOSCIENCES, INC.

(A Development Stage Enterprise)

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$405	$673	$584	$1,263

Costs and Operating expenses:
Research and development	4,067	6,668	8,417	13,060
Selling, general and administrative	1,909	3,078	4,408	5,911
Litigation settlement	—	1,810	—	3,344

Total costs and operating expenses	5,976	11,556	12,825	22,315

Loss from operations	(5,571)	(10,883)	(12,241)	(21,052)
Interest income, net	430	1,025	870	2,106

Net loss attributable to common stockholders	$(5,141)	$(9,858)	$(11,371)	$(18,946)

Net loss per common share, basic and diluted	$(0.14)	$(0.27)	$(0.32)	$(0.53)

Weighted average shares used in net loss per common share calculation, basic and diluted	35,566	36,051	35,506	35,955

ACLARA BIOSCIENCES, INC.

(A Development Stage Enterprise)

CONDENSED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$73,632	$50,848
Restricted cash	—	34,125
Accounts receivable	124	469
Prepaid expenses and other current assets	605	422
Inventories	2,773	2,780

Total current assets	77,134	88,644

Long-term marketable investments	23,139	21,612
Property and equipment, net	6,734	7,098
Other assets, net	1,457	1,564

Total assets	$108,464	$118,918

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$743	$689
Accrued payroll and related expenses	948	1,023
Accrued expenses and other current liabilities	2,329	1,357
Deferred revenue	149	104
Restructuring	3	501
Current portion of loans payable	211	202

Total current liabilities	4,383	3,876

Loans payable, net of current portion	435	542
Deferred rent	451	414

Total liabilities	5,269	4,832

Stockholders’ equity:
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding: 35,664,735 shares at June 30, 2003 and 35,391,018 shares at December 31, 2002	36	36
Treasury stock at cost (900,000 shares at June 30, 2003 and at December 31, 2002)	(1,350)	(1,350)
Additional paid-in capital	258,988	258,798
Deferred stock-based compensation	(255)	(627)
Accumulated other comprehensive income	215	297
Deficit accumulated during development stage	(154,439)	(143,068)

Total stockholders’ equity	103,195	114,086

Total liabilities and stockholders’ equity	$108,464	$118,918